EXHIBIT 2.1

PLAN OF MERGER

This Plan of Merger (the “Agreement”) is made and entered into this 23rd day of March, 2005, by and between Amerigon Incorporated, a California corporation (the “California Company”) and Amerigon Michigan, Inc., a Michigan corporation (the “Michigan Company”) (the California Company and the Michigan Company are sometimes referred to herein individually as a “Merging Company” and, collectively, as the “Merging Companies”).

RECITALS

WHEREAS, the Michigan Company is a wholly owned subsidiary of the California Company; and

WHEREAS, the Merging Companies desire that the California Company merge with and into the Michigan Company, which shall be the surviving corporation, in the manner and upon the terms and conditions set forth in this Agreement; and

WHEREAS, the California Company’s Amended and Restated Articles of Incorporation were filed on April 23, 1993 with the Secretary of State of the State of California and amended on May 31, 2000, August 22, 2000 and June 10, 2002, and the California Company’s Certification of Determination of Rights, Preferences and Privileges of the Series A Preferred Stock was filed with the Secretary of State of California on May 26, 1999 (collectively, the “California Company Charter Documents”);

WHEREAS, the California Company’s Charter Documents authorized 30,000,000 shares of common stock, no par value, 15,511,020 of which shares of common stock are issued and outstanding as of the date of this Agreement (which number may increase prior to the effective date of the merger if outstanding options or warrants of the California Company are exercised during such period of time) and 5,000,000 shares of preferred stock, no par value, 9,000 of which shares of preferred stock have been designated as “Series A Preferred Stock” and are issued and outstanding as of the date of this Agreement;

WHEREAS, the Michigan Company’s Articles of Incorporation were filed on or about the date of this Agreement with the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services (the “Michigan Company Charter Documents”);

WHEREAS, the Michigan Company’s Charter Documents authorized 51,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement all of which are owned by the California Company, and 9,000 shares of preferred stock, no par value, all of which have been designated as “Series A Preferred Stock”;

WHEREAS, the respective Board of Directors of each of the Merging Companies have approved and adopted this Agreement and deem it desirable that the California Company be merged with and into the Michigan Company in accordance with Section 735 of the Michigan Business Corporation Act (“MBCA”) and Section 1108 of the California Corporations Code (“CACC”); and

WHEREAS, the California Company, being sole stockholder of the Michigan Company, has approved this Agreement in accordance with Section 703a(d) of the MBCA; and

WHEREAS, the respective Board of Directors of each of the Merging Companies desires that the merger described in this Agreement (the “Merger”) be a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, the parties agree as follows:

ARTICLE I

MERGER AND NAME OF SURVIVING CORPORATION

On the Effective Date (as defined herein), the California Company and the Michigan Company shall be merged into a single corporation, in accordance with the laws of the states of California and Michigan, by the California Company merging into the Michigan Company, which shall be the surviving corporation and which shall exist under the name “Amerigon Incorporated” (the “Surviving Corporation”).

ARTICLE II

TERMS AND CONDITIONS OF MERGER

The terms and conditions of the merger are (in addition to those set forth elsewhere in this Agreement) as follows:

(a)	On the Effective Date:

(i) The California Company shall be merged with and into the Michigan Company to form a single corporation and the Michigan Company shall be, and is designated herein as, the Surviving Corporation;

(ii) The separate existence of the California Company shall cease;

(iii) The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall be subject to all duties and liabilities of a corporation organized under the laws of Michigan;

(iv) The surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of the Merging Companies; and all property, real, personal, and mixed, including all trademark, trademark registrations and applications for registration of trademarks, and all debts due of whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to the Merging Companies, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the title to any real estate, or any interest therein, vested in the Merging Companies shall not revert or be in any way impaired by reason of the merger;

(v) The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Merging Companies; any claim existing or action or proceeding pending by or against the Merging Companies may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in place of the Merging Companies; and neither the rights of creditors nor any liens on the property of the Merging Companies shall be impaired by the merger;

(vi) All corporate acts, plans, policies, contracts, approvals and authorizations of the California Company, its stockholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the California Company.

(b) On the Effective Date, the Board of Directors of the Surviving Corporation and the members thereof, shall be and consist of the members of the Board of Directors of the California Company immediately prior to the merger, to serve thereafter in accordance with the bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the State of Michigan.

(c) On the Effective Date, the officers of the Surviving Corporation shall be and consist of the officers of the California Company immediately prior to the merger, such officers to serve thereafter in accordance with the bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the State of Michigan.

(d) On the Effective Date, the bylaws of the Surviving Corporation shall be and consist of the bylaws of the California Company immediately prior to the merger.

ARTICLE III

ARTICLES OF INCORPORATION

The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Michigan Company except that, upon the Effective Date, Article I and Article III shall be amended as follows:

1. By striking out Article I in its entirety and substituting in lieu thereof a new Article I as follows:

“ARTICLE I

The name of the Corporation is AMERIGON INCORPORATED.”

2. By striking out Section A of Article III and substituting in lieu thereof a new Section A of Article III as follows:

“A. The total number of shares which the corporation is authorized to issue is 35,000,000, of which 30,000,000 shall be Common Stock, without par value, and 5,000,000 shall be Preferred Stock, without par value.”

ARTICLE IV

MANNER AND BASIS OF CONVERTING SHARES

The manner and basis of converting the shares of stock of the Merging Companies into shares of stock of the Surviving Corporation shall be as follows:

(a) Each one share of common stock of the California Company outstanding on the effective date of the merger shall, without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation. Each outstanding certificate of the California Company which, prior to the Effective Date, represented shares of the common stock of the California Company shall, for all purposes, evidence the ownership of the shares of common stock of the Surviving Corporation into which such shares shall have been converted and the holders thereof shall have the same rights such holders would have if such certificates had been issued by the Surviving Corporation.

(b) Each one share of Series A Preferred Stock of the California Company outstanding on the Effective Date shall, without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of Series A Preferred Stock of the Surviving Corporation. Each outstanding certificate of the California Company which, prior to the Effective Date, represented shares of the Series A Preferred Stock of the California Company shall, for all purposes, evidence the ownership of the shares of Series A Preferred Stock of the Surviving Corporation into which such shares shall have been converted and the holders thereof shall have the same rights such holders would have if such certificates had been issued by the Surviving Corporation.

(c) Any stock options granted by the California Company and in existence on the Effective Date, and any warrants or other rights to acquire or receive shares of common stock of the California Company in existence on such date, shall remain in full force and effect and be applicable to the shares of common stock of the Surviving Corporation and shall continue, without impairment or alternation, following the effectiveness of the merger.

(d) Any stock plan adopted by the California Company and in existence on the Effective Date including, but not limited to, the Amerigon Incorporated 1993 Stock Option Plan and the Amerigon Incorporated 1997 Stock Incentive Plan, shall remain in full force and effect and be applicable to shares of common stock of the Surviving Corporation.

(e) The 1,000 shares of common stock of the Michigan Company which are presently issued and outstanding and owned by the California Company shall, on the Effective Date, be cancelled for no consideration.

ARTICLE V

APPROVAL; EFFECTIVENESS

This Agreement has been approved by the Board of Directors of the California Company on behalf of the California Company as the sole shareholder of the Michigan Company; however, this Agreement shall be submitted to a vote of shareholders of the California Company as provided by the laws of the State of California to determine approval of the California Company itself.

The effective date of the merger (the “Effective Date”) shall be determined by the Board of Directors of the California Company after the approval or adoption if this Agreement by the shareholders of the California Company in accordance with the requirements of the laws of the State of California. On the Effective Date, all required documents shall be executed, filed, and recorded in accordance with all requirements of the States of California and Michigan to accomplish the merger.

ARTICLE VI

ABANDONMENT OF MERGER

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be abandoned by the California Company by appropriate resolution of its Board of Directors at any time prior to the merger becoming effective, notwithstanding approval of the Agreement by the stockholders of the California Company. In the event of termination and abandonment of this Agreement pursuant to the foregoing sentence, this Agreement shall become null and void and shall have no effect, without any liability on the part of either of the Merging Companies or the stockholders or directors thereof. The Board of Directors of the California Company and the Michigan Company may modify this Agreement as they mutually agree at any time prior to the merger becoming effective, notwithstanding approval of the Agreement by the stockholders of the California Company, provided that no such modification may materially adversely affect the California Company’s stockholders or change the principal terms of this Agreement.

ARTICLE VII

MISCELLANEOUS

Articles or Certificate of Merger setting forth the information required by, and executed and certified in accordance with, the laws of the states of California and Michigan, shall be filed in the appropriate governmental office of states of California and Michigan so that each state may issue a certificate of merger or other evidence, as provided by the applicable law, reflecting such filing.

If at any time the Surviving Corporation shall deem or be advised that any further grants, assignments, confirmations, or assurances are necessary or desirable to vest, perfect, or confirm title in the Surviving Corporation, of record or otherwise, to any property of the Merging Companies, the officers and directors of the Surviving Corporation or any of them shall be severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations, and assurances and to do all things necessary or proper so as to best prove, confirm, and ratify title to such property in the Surviving Corporation and otherwise carry out the purposes of the merger and the terms of this Agreement.

For the convenience of the parties and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument and all such counterparts together shall be considered one instrument. This Plan shall be governed by and construed in accordance with the laws of the State of Michigan. This Plan cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

IN WITNESS WHEREOF, the Merging Companies have caused this Plan of Merger to be executed, all as of the date first above written.

AMERIGON INCORPORATED, a California corporation

By:	/s/ Daniel R. Coker
Daniel R. Coker,
President and Chief Executive Officer

AMERIGON MICHIGAN, INC., a Michigan corporation

By:	/s/ Daniel R. Coker
Daniel R. Coker,
President and Chief Executive Officer